As filed with the Securities and Exchange Commission on April 30, 1996
                                                            REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________
                               LENNAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  59-1281887
     (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                           700 NORTHWEST 107TH AVENUE
                             MIAMI, FLORIDA  33172
                                 (305) 559-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ____________________
                                 LEONARD MILLER
                                   PRESIDENT
                               LENNAR CORPORATION
                           700 NORTHWEST 107TH AVENUE
                             MIAMI, FLORIDA  33172
                                 (305) 559-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              ___________________
                                   COPIES TO:
                               DAVID W. BERNSTEIN
                                 ROGERS & WELLS
                                200 PARK AVENUE
                           NEW YORK, NEW YORK  10166

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                              ___________________
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
                              ___________________
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                            PROPOSED
                                                             MAXIMUM           PROPOSED
                                                            OFFERING           MAXIMUM           AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE          PRICE           AGGREGATE        REGISTRATION
           TO BE REGISTERED              REGISTERED         PER UNIT        OFFERING PRICE          FEE
- --------------------------------------------------------------------------------------------------------------
 Common Stock, Preferred Stock,
 Debt Securities and Warrants(1)  . .         (3)(4)              (3)         $300,000,000(2)      $103,449(4)
==============================================================================================================

(1) Includes shares of Common Stock which may be issued upon conversion of Preferred Stock or Debt Securities, or exercise of Warrants, which are being registered.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3)      Not applicable, as provided in General Instruction D to Form S-3.
(4) Includes $200,000,000 of securities carried forward from Registration Statement 33-53003 and $68,966 of the registration fee paid with regard to that Registration Statement.

                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR ANY OFFERS TO BUY MAY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION AND OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OF SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 30, 1996


                               LENNAR CORPORATION

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                      AND
                                    WARRANTS

                              ___________________


                   Lennar Corporation (the "Company") may from time to time offer its Common Stock, Preferred Stock (which may be issued in one or more series), Debt Securities (which may be issued in one or more series) or Warrants entitling the holders to purchase Common Stock, Preferred Stock or Debt Securities (together "Securities") at an aggregate initial offering price which will not exceed $300 million. Securities may be offered from time to time in amounts, at prices and on terms which will be determined at the time of sale. Offerings may be of particular Securities or of units consisting of two or more types of Securities. The Company may sell Securities to or through underwriters, through agents or directly to purchasers.

                   The terms of particular Securities offered by the Company will be described in a Prospectus Supplement which will accompany this Prospectus, and may be described in a term sheet which precedes the Prospectus Supplement. A Prospectus Supplement relating to a series of Preferred Stock will describe, to the extent applicable, its title, maximum number of shares, liquidation preference per share, dividend rights (which may be fixed or participating and may be cumulative or non-cumulative), voting rights, conversion rights, redemption provisions and sinking fund or purchase fund requirements, as well as any other material terms. A Prospectus Supplement relating to a series of Debt Securities will describe, to the extent applicable, its title, aggregate principal amount, maturity, interest rate (which may be fixed or variable), currency of payment, interest payment dates, conversion rights, redemption provisions and sinking fund or purchase fund requirements, as well as any other material terms. A Prospectus Supplement relating to an issue of Warrants will describe the Securities which can be purchased by exercise of the Warrants, the exercise price of the Warrants (which may be wholly or partly consideration other than cash) and the period during which the Warrants can be exercised, as well as any other material terms.

                   Each Prospectus Supplement will also contain the names of the underwriters or agents, if any, through which the Securities to which it relates will be sold, the initial public offering price, information about securities exchanges or automated quotation systems on which the Securities will be listed or traded and any other material information about the offering and sale of the Securities.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION OF THE CONTRARY
                              IS A CRIMINAL OFFENSE.

                              ___________________

                 The date of this Prospectus is April 30, 1996

         NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT, AND NO PROSPECTUS SUPPLEMENT WILL, CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES WILL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CORRECT AT ANY TIME AFTER ITS DATE.

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
                 Available Information  . . . . . . . . . . . . . . . . . . . . . .          2
                 Incorporation of Certain Documents by Reference  . . . . . . . . .          2
                 The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .          3
                 Selected Financial Data  . . . . . . . . . . . . . . . . . . . . .          5
                 Selected Operating Data  . . . . . . . . . . . . . . . . . . . . .          6
                 Description of Debt Securities   . . . . . . . . . . . . . . . . .          7
                 Description of Warrants  . . . . . . . . . . . . . . . . . . . . .          8
                 Description of Capital Stock . . . . . . . . . . . . . . . . . . .          9
                 Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .         10
                 Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10

                             AVAILABLE INFORMATION

         Lennar Corporation ("Lennar" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and reports and other information concerning the Company can also be inspected at the offices of that Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 1-6643) are incorporated by reference in this Prospectus:

               Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

               Quarterly Report on Form 10-Q for the period ended
               February 29, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering made by this Prospectus will be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates they are filed. Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent a statement in any subsequently filed document which is incorporated by reference in this Prospectus modifies or supersedes the earlier statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Director of Shareholder Relations (Telephone: (305) 559-4000).

                                  THE COMPANY

         The Company is a diversified national real estate company with three principal businesses: homebuilding, real estate investment and financial services. The Company's homebuilding operations include the construction and sale of homes, as well as the purchase, development and sale of residential land. The Investment Division is involved in the ownership, development, management and leasing, as well as the acquisition and sale, of commercial real estate and other real estate related assets. The financial services operations consist of mortgage loan origination and servicing, closing and title services and investments in rated commercial real estate mortgage-backed securities.

Homebuilding

         The Company and its predecessor have been building homes since 1954. The Company believes that, since its acquisition of Development Corporation of America in 1986, it has each year delivered more homes in Florida than any other homebuilder. The Company has been building homes in Arizona since 1972, where it currently is one of the leading homebuilders. The Company began building homes in the Dallas/Fort Worth area of Texas in 1991 and in Houston in 1992. Its 1995 acquisition of the residential assets and operations of Friendswood Development Company and Village Builders made the Company the largest homebuilder in Houston and one of the largest in Texas. In 1995, the Company acquired the secured debt of Bramalea of California, Inc., a homebuilder. It expects to convert that debt into an equity position in the summer of 1996 and commence homebuilding operations. In 1996, it became a general partner of a partnership formed to complete land development and sell homesites in a master-planned community in Orange County. The Company has constructed and sold over 125,000 homes to date.

         The Company is involved in all phases of planning and building in its residential communities, including land acquisition, site planning, preparation of land, improvement of undeveloped and partially developed acreage and design, construction and marketing of homes. The Company subcontracts virtually all segments of development and construction to others. The Company sells single-family attached and detached homes and condominiums in buildings generally one to five stories in height. Homes sold by the Company are primarily in the moderate price range for the areas in which they are located. They are targeted primarily at first time homebuyers, move-up homebuyers and, in some communities, retirees.

         The Company has been engaged for more than 25 years in developing and managing commercial and residential income-producing properties. At November 30, 1995, through its Investment Division, the Company owned and was managing more than 2,800 rental apartment units (which were approximately 86% occupied) and more than 2.2 million square feet of office buildings, warehouses and neighborhood retail centers (which were approximately 86% occupied), as well as two hotels with a total of 462 rooms, a mobile home park and golf and other recreational facilities in various communities. At times, when properties reach what the Company believes to be optimum value, the Company sells them.

Investment

         Since 1992, the Investment Division has been acquiring, by itself and through partnerships, portfolios of real estate assets which it believes it can liquidate at a profit and from which it can generate rental, interest and other income during the liquidation process which can last several years. As of November 30, 1995, the Investment Division had entered into eleven partnerships. The Company's equity interests in these partnerships range from 25% to 50% (which in one instance includes an investment by the Company's Financial Services Division). In addition to the Company's participating in the partnerships' purchases of portfolios of real estate assets, the Investment Division oversees the management of those portfolios, for which it receives management fees. A portfolio may consist of a combination of performing loans, non-performing loans and real estate. With regard to performing loans, principal and interest payments are collected until the loans are paid in full, or the loans are used as collateral for non-recourse debt (which has the effect of accelerating the partnerships' cash realization). With regard to non-performing loans, the partnerships attempt to renegotiate the terms with the borrowers or pursue other remedies, depending on the circumstances. These loans either become performing, are paid off, or the partnerships become the owners of the underlying real estate. This real estate is then managed and value enhanced until it is sold.

         In several instances, loans held by partnerships have been grouped into pools, which have issued rated and unrated securities entitling the holders to the future proceeds of the loans. Often, the partnerships retain the unrated portions of the securities issued. Since 1994, the Investment Division began acquiring, at substantial discounts from their face amounts, unrated portions of commercial mortgage-backed securities issued by others. The Investment Division is the special servicer on behalf of all holders of these securities, both those issued by the partnerships and by others. The principal business of the special servicer is the management of real estate loans requiring attention.

Financial Services

         The Company's financial services subsidiaries originate mortgage loans, service mortgage loans which they and other lenders originate, purchase and re-sell mortgage loan pools (often retaining the servicing rights), arrange title insurance and provide closing services. This division also invests in issues of rated portions of commercial real estate mortgage-backed securities for which Lennar's Investment Division is the special servicer and an investor in the unrated portions of those securities. Additionally in 1995, this division acquired an equity interest in a partnership in which the Investment Division also owns an equity interest.

         Through two of the financial services subsidiaries, the Company provides conventional, FHA-insured and VA-guaranteed mortgage loans to buyers of the Company's homes and others from offices located in Florida, California, Arizona, Texas, North Carolina and Maryland. In 1995, loans to buyers of the Company's homes represented approximately 20% of the Company's $650 million of loan originations. The Company sells the loans it originates in the secondary mortgage market, generally on a non-recourse basis, and retains most of the servicing rights. The Company also services loans for the Government National Mortgage Association (Ginnie Mae), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and other mortgage investors. At November 30, 1995, it had a servicing portfolio of approximately 44,300 loans with an unpaid principal balance of approximately $3.4 billion.

                            SELECTED FINANCIAL DATA

         The following financial data, except the ratios of earnings to fixed charges, at November 30, 1995 and 1994, and for the fiscal years in the three-year period ended November 30, 1995 and at February 29, 1996 and for the three month period ended February 29, 1996 and February 28, 1995, are derived from, and are qualified by reference to, the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 1995 and its Quarterly Report on Form 10-Q for the period ended February 29, 1996. The financial statements at February 29, 1996 and for the periods ended February 29, 1996 and February 28, 1995 have been prepared by management without audit by independent public accountants. In the opinion of management, they contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information contained in them. The results of operations for the three months ended February 29, 1996 are not necessarily indicative of what results will be for the entire year.

                                       Three Months Ended           FISCAL YEARS ENDED NOVEMBER 30,
                                      -------------------  --------------------------------------------------
                                      FEBRUARY   FEBRUARY
                                      29, 1996   28, 1995    1995       1994      1993      1992       1991
                                      --------- ---------  --------- --------- ---------- --------- ---------
                                                  (Dollars in thousands, except per share amounts)
 Results of Operations:
   Revenues:
     Homebuilding...............   $    174,882   138,427    665,510   647,750    532,150   308,983   224,186
     Investment.................   $     31,561    28,555    139,482   106,343     58,955    40,164    35,188
     Financial services.........   $     18,362    12,131     57,787    54,348     59,204    56,723    37,688
     Limited-purpose finance
       subsidiaries.............   $      1,719     2,070      7,689     9,485     14,355    21,164    26,070
                                        -------   -------    -------   -------   --------  -------- ---------
        Total revenues..........   $    226,524   181,183    870,468   817,926    664,664   427,034   323,132

   Operating earnings- business
    segments:                      $
     Homebuilding...............   $     13,958    11,310     58,530    70,645     60,207    38,063    23,041
     Investment.................   $     16,170    15,302     67,688    51,904     28,497    16,992    10,419
     Financial services.........   $      6,934     3,873     19,013    14,844     15,104    16,411    15,830

   Corporate general and
    administrative expenses.....   $      2,970     2,456     10,523    10,309      8,670     8,833     7,921

   Earnings before income taxes
    and cumulative effect of
    changes in accounting
    principles..................   $     28,201    24,602    115,455   111,746     82,054    45,363    33,043

   Net earnings.................   $     17,203    15,007     70,427    69,126     52,511    29,146    21,148

   Per share amounts (1):
     Earnings before cumulative
       effect of changes in
       accounting principles....   $        .48       .42       1.95      1.89       1.51       .95       .70
     Net earnings...............   $        .48       .42       1.95      1.92       1.51       .95       .70
     Cash dividends - common
       stock....................   $       .025      .025        .10      .095        .08       .08       .08
     Cash dividends - Class B
       common stock.............   $      .0225     .0225        .09      .084       .067      .067      .067

   Ratio of earnings to fixed
    charges (2).................           3.0x      3.1x       3.7x      3.8x       3.3x      2.1x      1.7x
   Ratio of earnings to fixed
    charges (excluding limited-
    purpose finance
    subsidiaries) (2)...........           3.3x      3.6x       4.2x      4.9x       4.9x      3.4x      3.0x

                                       Three Months Ended           FISCAL YEARS ENDED NOVEMBER 30,
                                      -------------------  --------------------------------------------------
                                      FEBRUARY   FEBRUARY
                                      29, 1996   28, 1995    1995       1994      1993      1992       1991
                                      --------- ---------  --------- --------- ---------- --------- ---------
                                                  (Dollars in thousands, except per share amounts)
 FINANCIAL POSITION (END OF
 PERIOD):
         Total assets  . . . . . . $  1,605,153 1,275,207  1,442,362 1,293,223  1,195,490   980,261   862,273
         Total debt  . . . . . . . $    769,789   545,365    635,761   566,312    531,480   496,205   426,150
         Stockholders' equity  . . $    624,842   548,751    607,794   534,088    467,473   319,330   291,237
         Shares outstanding
           (000's) . . . . . . . .       35,888    35,806     35,864    35,768     35,716    30,440    30,312
         Shareholders' equity per
           share (1) . . . . . . . $      17.41     15.33      16.95     14.93      13.09     10.49      9.61

 ________________________________________________

 (1) All per share amounts and shares outstanding have been restated to reflect a two-for-one stock split effective February 25, 1992 and a three-for-two stock split effective April 5, 1994.
 (2) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of changes in accounting principles plus "fixed charges." "Fixed charges" consist of interest on all indebtedness (neither the Company nor any of its subsidiaries has any material original issue discount or capitalized lease obligations).


                            SELECTED OPERATING DATA


                                       Three Months Ended           FISCAL YEARS ENDED NOVEMBER 30,
                                      -------------------  --------------------------------------------------
                                      FEBRUARY   FEBRUARY
                                      29, 1996   28, 1995    1995       1994      1993      1992       1991
                                      --------- ---------  --------- --------- ---------- --------- ---------
                                                               (Dollars in thousands)
         Number of homes delivered..      1,176       956      4,680     4,965      4,634     3,039     2,480
         Backlog of home sales
           contracts................      2,274     1,704      1,802     1,703      2,105     1,788     1,039
         Dollar value of backlog.... $  336,755   244,615    255,141   247,006    264,342   190,722   106,488
         Number of loans in
           servicing portfolio......     43,720    45,300     44,300    45,200     47,000    52,100    40,100
         Unpaid principal balance
           of servicing portfolio... $3,400,000 3,400,000  3,400,000 3,400,000  3,400,000 3,800,000 2,800,000

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will be issued under an Indenture (the "Indenture") dated as of April 5, 1994 between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is also available for inspection at the office of the Trustee. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL

         The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the principal amount of Debt Securities that may be issued. However, the Debt Securities offered by this Prospectus will be limited to Debt Securities which, together with the other Securities offered by this Prospectus, will have an aggregate initial offering price of not more than $300,000,000. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;
(v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange; (vii) any provisions regarding the right of the Company to redeem Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities;
(x) the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; and (xi) any other material terms of the Debt Securities.

         The Indenture does not contain any restrictions on the payment of dividends or the repurchase of securities of the Company or any financial covenants. However, Supplemental Indentures relating to particular series of Debt Securities may contain provisions of that type.

FORM OF DEBT SECURITIES

         Debt Securities may be certificated or uncertificated and may be issued in registered form with or without coupons or in bearer form with coupons, if applicable.

         Debt Securities of a series may be evidenced by one or more global certificates, which will be in denominations equal to all or a portion of the aggregate principal amount of the Debt Securities of that series. The global certificates may be deposited with depositaries and may be subject to restrictions upon transfer or upon exchange for Debt Securities in individually certificated form.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default with respect to the Debt Securities of any series ("Series Debt") is defined in the Indenture as being default in payment of the principal of or premium, if any, on any of the Series Debt; default for 30 days (or another period specified in a supplemental indenture relating to a particular series of Debt Securities, which may be no period) in payment of any installment of interest on the Series Debt; default by the Company for 45 days after notice in the observance or performance of any other covenants in the Indenture and certain events involving bankruptcy, insolvency or reorganization of the Company (Section 6.01). The Indenture provides that the Trustee may withhold notice to the holders of Series Debt of any default (except a default in payment of principal, premium, if any, or interest, if any, with respect to the Series Debt) if the Trustee considers it in the interest of the holders of the Series Debt to do so (Section 7.05).

         The Indenture provides that if any Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Series Debt then outstanding may declare the principal of all the Series Debt to be due and payable immediately. However, if the Company cures all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Series Debt then outstanding. (Section 6.02).

         The holders of a majority in principal amount of the Series Debt then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture (Section 6.05).

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, (a) with the consent of the holders of not less than a majority in principal amount of the Debt Securities at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities generally, and (b) with the consent of the holders of not less than a majority in principal amount of any Series Debt, to modify any supplemental indenture relating solely to that Series Debt or the rights of the holders of that Series Debt, except that no modification may (i) extend the fixed maturity of any Debt Securities, reduce the rate or extend the time for payment of interest on any Debt Securities, reduce the principal amount of any Debt Securities or premium, if any, on it, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, change the currency in which any Debt Securities are payable or impair the right, if any, to convert any Debt Securities into Common Stock or other securities of the Company, without the consent of holder of each Debt Securities who will be affected, or (ii) reduce the percentage of Debt Securities or Series Debt required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding Debt Securities or of the Series Debt which will be affected. (Section 9.02)

CONCERNING THE TRUSTEE

         The First National Bank of Chicago, the Trustee under the Indenture, provides, and may continue to provide, banking services to the Company in the ordinary course of its business.

                            DESCRIPTION OF WARRANTS

         Each issue of Warrants will be the subject of an agreement (a "Warrant Agreement") which will contain the terms of the Warrants. There will be a Prospectus Supplement with regard to each issue of Warrants. Each Prospectus Supplement will describe, as to the Warrants to which it relates: (i) the securities which may be purchased by exercising the Warrants (which may be Common Stock, Preferred Stock, Debt Securities or units consisting of two or more of those types of securities); (ii) the exercise price of the Warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration); (iii) the period during which the Warrants may be exercised;
(iv) any provision adjusting the securities which may be purchased on exercise of the Warrants and the exercise price of the Warrants in order to prevent dilution or otherwise; (v) the place or places where Warrants can be presented for exercise or for registration of transfer or exchange; and (vi) any other material terms of the Warrants.

                          DESCRIPTION OF CAPITAL STOCK

         Lennar's authorized capital stock is 100,000,000 shares of Common Stock, $.10 par value, 30,000,000 shares of Class B Common Stock, $.10 par value, and 500,000 shares of Preferred Stock, $10 par value. At April 29, 1996, 25,917,327 shares of Common Stock and 9,984,831 shares of Class B Common Stock were outstanding.

PREFERRED STOCK

         The Preferred Stock may be issued in series with any rights and preferences which may be authorized by Lennar's Board of Directors. However, the Preferred Stock offered by this Prospectus will be limited to Preferred Stock which, together with the other Securities offered by this Prospectus, will have an aggregate initial offering price of not more than $300,000,000. There will be Prospectus Supplements relating to particular series of Preferred Stock. Each Prospectus Supplement will describe, as to the Preferred Stock to which it relates: (i) the title of the Preferred Stock; (ii) any limit upon the number of shares of the series of Preferred Stock which may be issued;
(iii) the preference, if any, to which holders of the series of Preferred Stock will be entitled upon liquidation of the Company; (iv) the date or dates on which the Company will be required or permitted to redeem the Preferred Stock;
(v) the terms, if any, on which the Company or holders of the Preferred Stock will have the option to cause the Preferred Stock to be redeemed; (vi) the voting rights of the holders of the Preferred Stock; (vii) the dividends, if any, which will be payable with regard to the series of Preferred Stock (which may be fixed dividends or particularly dividends and may be cumulative or non-cumulative); (viii) the right, if any, of holders of the Preferred Stock to convert it into another class of stock or securities of the Company, including provisions intended to prevent dilution of those conversion rights; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Preferred Stock or a purchase fund which will be used to purchase Preferred Stock; and (x) any other material terms of the Preferred Stock.

COMMON STOCK

         All the outstanding shares of Common Stock are fully paid and nonassessable and entitled to participate equally and ratably in dividends and in distributions available for the Common Stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of Common Stock do not have preemptive rights and are not entitled to cumulative votes in the election of Directors.

         The transfer agent and registrar for the Common Stock is The First National Bank of Boston, Canton, Massachusetts.

CLASS B COMMON STOCK

         The Class B Common Stock is identical in every respect with the Common Stock, except that (a) each share of Class B Common Stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of Common Stock is entitled to only one vote on each matter submitted to the vote of the common stockholders, (b) the cash dividends, if any, paid with regard to the Class B Common Stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to the Common Stock in that year, (c) Class B Common Stock cannot be transferred, except to a limited group of Permitted Transferees

(primarily close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close relatives, and entities of which the Class B stockholder or close relatives are majority owners), (d) Class B Common Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Common Stock, (e) amendments to provisions of the Company's Certificate of Incorporation relating to the Common Stock or the Class B Common Stock require the approval of a majority of the shares of Common Stock which are voted with regard to them (as well as a majority in voting power of all the outstanding Common Stock and Class B Common Stock combined), and (f) under Delaware law, certain matters affecting the rights of holders of Class B Common Stock may require approval of the holders of the Class B Common Stock voting as a separate class.

         Leonard Miller, the Chairman of the Board of the Company, currently owns, through two limited partnerships of which a corporation wholly-owned by him is the sole general partner, 9,945,130 shares of Class B Common Stock, which is 99.6% of the outstanding Class B Common Stock and 27.7% of the outstanding common stock of both classes. Mr. Miller's Class B Common Stock gives him 79.1% of the total votes which can be cast by the holders of both classes of Common Stock. Even if Mr. Miller converted 6,354,914 shares of Class B Common Stock into Common Stock and sold that Common Stock, thereby reducing his holdings to 10% of the total common stock of both classes, Mr. Miller would be entitled to cast more than 50% of the votes. Mr. Miller has no current intention to convert any Class B Common Stock into Common Stock, or to sell any Common Stock, although, unless otherwise stated in a particular Prospectus Supplement under "Underwriting," he would be free to do so at any time.

         The existence of Class B Common Stock, which has substantially greater voting rights than the Common Stock, probably would have the effect of discouraging non-negotiated tender offers and other types of non-negotiated takeovers, if any were contemplated. Mr. Miller's ownership of Class B Common Stock would make it impossible for anyone to acquire shares which have voting control of the Company as long as Mr. Miller's Class B Common Stock represents at least 9.1% of the combined common stock of both classes and the total outstanding Class B Common Stock is at least 10% of the combined common stock of both classes (if at any time the outstanding shares of Class B Common Stock are less than 10% of the outstanding shares of both classes of common stock taken together, the Class B Common Stock will automatically be converted into Common Stock). However, because Mr. Miller owns 99.6% of the outstanding Class B Common Stock, at the current level of outstanding Common Stock, in order for the Class B Common Stock to be at least 10% of the outstanding shares of both classes of common stock, Mr. Miller's Class B Common Stock would be at least 9.9% of the common stock of both classes.

                                 LEGAL MATTERS

         The validity of the Securities offered by this Prospectus will be passed upon for the Company by Rogers & Wells, 200 Park Avenue, New York, New York 10166. If the validity of any Securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the Prospectus Supplement relating to that offering.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedules of Lennar Corporation and subsidiaries as of November 30, 1995 and 1994 and for each of the years in the two-year period ended November 30, 1995 incorporated by reference herein and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K for the year ended November 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated statements of earnings, cash flows and stockholders' equity for the year ended November 30, 1993 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

                      Registration fee -- Securities and Exchange Commission  . . . . . . . .      $ 103,449
                      Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . .          7,500(a)
                      Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . .         10,000(a)
                      Trustees' fees and expenses . . . . . . . . . . . . . . . . . . . . . .          5,000(a)
                      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,051
                                                                                                  ----------
                      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 135,000
- ----------------                                                                                   =========

(a) Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

               As permitted by Section 145 of the General Corporation Law of Delaware, the Company's Certificate of Incorporation provides that an officer, director, employee or agent of the Company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in any action or suit by or in the right of the Company such person shall be indemnified only for the expenses actually and reasonably incurred by him and, if such person shall have been adjudged to be liable for negligence or misconduct, he shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.

ITEM 16.       EXHIBITS

              4.       Form of Indenture -- incorporated by reference to Registration Statement No. 33-53003
              5.       Opinion of Counsel
             12.       Statements of computation of ratios of earnings to fixed charges
             23.       Consents
                       (i)     Rogers & Wells (counsel)--included in Exhibit 5
                       (ii)    Deloitte & Touche LLP (accountants)
                       (iii)   KPMG Peat Marwick LLP (accountants)


ITEM 17.       UNDERTAKINGS

               The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and State of Florida on April 29, 1996.

                                        LENNAR CORPORATION


                                        By:  LEONARD MILLER
                                           ----------------
                                           Leonard Miller
                                           Chairman of the Board and President

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Miller, Allan J. Pekor and Robert B. Cole, and each of them, as his true and lawful attorney-in-fact and agent, with sole power of substitution, to sign for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all such amendments and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission.

                               _________________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     NAME                                       TITLE                              DATE
                     ----                                       -----                              ----
                                                        Chairman of the Board,                 April 29, 1996
                                                    President, Director (Principal
                LEONARD MILLER                            Executive Officer)
 -------------------------------------------
                Leonard Miller

                                                       Financial Vice President                April 29, 1996
                ALLAN J. PEKOR                       (Principal Financial Officer)
 -------------------------------------------
                Allan J. Pekor

                                                        Controller (Principal                  April 29, 1996
               JAMES T. TIMMONS                          Accounting Officer)
 -------------------------------------------
               James T. Timmons

              CHARLES I. BABCOCK                               Director                        April 29, 1996
 -------------------------------------------
              Charles I. Babcock


                IRVING BOLOTIN                                 Director                        April 29, 1996
 -------------------------------------------
                Irving Bolotin

                     NAME                                       TITLE                              DATE
                     ----                                       -----                              ----
                ROBERT B. COLE                                 Director                        April 29, 1996
 -------------------------------------------
                Robert B. Cole


              JAMES W. McLAMORE                                Director                        April 29, 1996
 -------------------------------------------
              James W. McLamore

               STUART A. MILLER                                Director                        April 29, 1996
 -------------------------------------------
               Stuart A. Miller


               ARNOLD P. ROSEN                                 Director                        April 29, 1996
 -------------------------------------------
               Arnold P. Rosen


              STEVEN J. SAIONTZ                                Director                        April 29, 1996
 -------------------------------------------
              Steven J. Saiontz